PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED, MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made effective as of August 9, 2017 by and between DineEquity, Inc., a Delaware corporation (the “Corporation”), and Stephen P. Joyce (the “Executive”).
WHEREAS, the Corporation desires to employ Executive on the terms and conditions set forth in this Agreement; and
WHEREAS, the Executive is willing to render services to the Corporation on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, the Corporation and the Executive hereby agree as follows:
1.    Employment.  The Corporation hereby employs the Executive and the Executive hereby accepts employment with the Corporation upon the terms and conditions hereinafter set forth.
2.    Exclusive Services.  The Executive shall devote all necessary working time, ability and attention to the business of the Corporation during the term of this Agreement and shall not, directly or indirectly, render any material services to any business, corporation, or organization whether for compensation or otherwise, without the prior knowledge and written consent of the Board of Directors of the Corporation (hereinafter referred to as the “Board”); provided, however, that the Executive may spend time (i) in connection with charitable events and in pursuit of charitable endeavors, and (ii) in connection with memberships on any boards of directors or boards of advisors listed on Schedule A or approved in advance by the Board (which consent will not be unreasonably withheld, conditioned or delayed).
3.    Duties.  The Executive is hereby employed as the Chief Executive Officer of the Corporation and shall render services at the business office of the Corporation to which the Executive is assigned.  The Executive shall have such authority and shall perform such duties as are described in Exhibit A attached hereto. The Board of Directors shall nominate the Executive for re-election as a director at the 2018 annual meeting of stockholders.
4.    Term.  This Agreement shall have a term commencing as of September 12, 2017 (the “Start Date”) and ending on February 1, 2021 (the “Term”).  This Agreement is subject to earlier termination as hereinafter provided.
5.    Compensation.  As compensation for services rendered under this Agreement, the Executive shall be entitled to receive the following:
a.    Base Salary.  The Executive shall be paid a base salary of $1,000,000 per year (“Base Salary”), payable in 26 equal bi-weekly installments during the term of this Agreement in accordance with the Corporation’s normal payroll practices, prorated for any partial employment month.  The Base Salary may not be decreased during the Term.
b.    Additional Compensation.  The Executive shall be paid such additional compensation and bonuses as set forth below:
(i) The Executive shall be eligible to participate in the Corporation’s annual incentive plan for 2018, 2019 and 2020 and shall not be eligible to participate in the Corporation’s annual incentive plan for 2017 or 2021. For each of the 2018, 2019 and 2020 annual incentive plan years, the Executive’s target bonus payable under the annual incentive plan shall be 100% of the Executive’s Base Salary and the maximum amount payable under the annual incentive plan shall be 200% of the Executive’s Base Salary. For the avoidance of doubt, if the Executive remains employed through the last day of the Term, he shall be paid any earned bonus under the annual incentive plan for 2020, whether or not his employment terminates prior to the date such bonus becomes payable;
(ii) The Executive shall be entitled to a one-time cash sign-on bonus of $750,000 which shall be paid within 30 days of the Start Date;
(iii) The Executive shall receive a commuting expense allowance of $125,000 per year subject to a 5% increase for each year of the Term, which shall be payable in 26 equal bi-weekly installments with the Executive’s Base Salary; and
(iv) The Executive shall receive a temporary housing allowance of $125,000 per year subject to a 3% increase for each year of the Term, which shall be payable in 26 equal bi-weekly installments with the Executive’s Base Salary.
The Executive shall not be entitled to any reimbursement or “gross-up” for taxes on the additional compensation set forth in section 5(b)(iii) and 5(b)(iv).
6.    Benefits.  In addition to the compensation to be paid to the Executive pursuant to Section 5 hereof, the Executive shall further be entitled to receive the following:
a.    Participation in Employee Plans.  The Executive shall be entitled to participate in any health, disability, life insurance, pension, retirement, profit sharing, or deferred compensation plan or any other perquisites and fringe benefits that may be extended generally from time to time to the most senior executive officers of the Corporation.
b.    Vacation.  The Executive shall be entitled to vacation in accordance with the Corporation’s vacation or paid time off policy as in effect from time to time for the most senior executive officers of the Corporation.
c.    Equity and Long-Term Incentive Awards.  The Executive shall be entitled to the one-time equity-based awards set forth on Exhibit B (“Incentive Equity Award”), subject to the terms and conditions of the respective equity and long-term incentive compensation plans and award agreements and the provisions of this Agreement.
7.    Reimbursement of Expenses.  Subject to such rules and procedures as from time to time are specified by the Corporation, the Corporation shall pay for or promptly reimburse the Executive for reasonable business expenses incurred in the performance of the Executive’s duties under this Agreement, including without limitation for first class airline travel and for car service.
8.    Confidentiality/Trade Secrets.  The Executive acknowledges that the Executive’s position with the Corporation is one of the highest trust and confidence both by reason of the Executive’s position and by reason of the Executive’s access to and contact with the trade secrets and confidential and proprietary business information of the Corporation.  Both during the term of this Agreement and thereafter, the Executive covenants and agrees as follows:
a.    The Executive shall use best efforts and exercise reasonable diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Corporation, including but not limited to any non-public strategies, business plans, marketing and advertising plans, the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes, recipes and specifications relating to its customers, suppliers, products and services;
b.    The Executive shall not disclose any of such trade secrets and confidential and proprietary information, except (i) as may be required in the course of the Executive’s employment with the Corporation, (ii) as may be required by applicable law, order, regulation or ruling, and (iii) as may be required or appropriate in response to any summons or subpoena in connection with any litigation; and
c.    The Executive shall not use, directly or indirectly, for the Executive’s own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.
All original and any copies of files, records, documents, emails, drawings, specifications, memoranda, notes, or other documents relating to the business of the Corporation, including printed, electronic or digital copies thereof, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Corporation and shall be delivered to the Corporation and not retained by the Executive upon termination of the Executive’s employment for any reason whatsoever or at any other time upon request of the Corporation’s General Counsel or the Board.
Confidential and proprietary information shall not include any information that (i) has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information or otherwise is or becomes public knowledge through legal means without fault by the Executive, (ii) is already public knowledge prior to the signing of this Agreement, or (iii) was available to the Executive on a non-confidential basis prior to its disclosure by the Corporation.
9.  Discoveries.  The Executive covenants and agrees to fully inform the Corporation of and disclose to the Corporation all inventions, designs, improvements, discoveries, and processes (“Discoveries”) that the Executive has now or may hereafter have during the Executive’s employment with the Corporation and that pertain or relate to the business of the Corporation, including but not limited to the operation and franchising of restaurants, or to any experimental work, products, services, or processes of the Corporation in progress or planned for the future, whether conceived by the Executive alone or with others, and whether or not conceived during regular working hours or in conjunction with the use of any Corporation assets.  The Executive will hold in trust for the sole right and benefit of the Corporation, and will transfer, convey, release and assign to the Corporation all of the Executive’s right, title, and interest, if any, in and to any and all Discoveries, whether or not patentable or registrable under copyright or similar laws, that the Executive has solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time that the Executive is employed with the Corporation.

The Executive will assist the Corporation, or its designee, at the Corporation’s expense, in every proper way to secure and enforce the Corporation’s rights in the Discoveries as set forth above and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Corporation shall deem necessary in order to apply for, obtain and maintain such rights and in order to assign and convey to the Corporation, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Discoveries, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive will execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers and such obligation shall continue after the termination of Executive’s employment. If the Corporation is unable because of the Executive’s mental or physical incapacity or for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Discoveries assigned to the Corporation as set forth above, then the Executive hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

10.    Non-Competition. During the term of the Executive’s employment under this Agreement, and for a period of 12 months following the effective date of the termination of the Executive’s employment for any reason, whether voluntary or involuntary (the “Non-Competition Period”), the Executive shall not: (i) engage in or assist another person, firm, corporation or enterprise in engaging in the business of franchising restaurants in the casual dining restaurant industry, the family dining restaurant industry or any other segment of the restaurant industry in which the Corporation may become involved after the date hereof and prior to the date of any termination of employment (the “Business”), or perform services primarily involving the Business in any executive, managerial, sales, marketing, research or other competitive capacity for any person engaged in the Business, anywhere in the United States (the “Territory”), it being understood and agreed that the Corporation actively conducts and will conduct the Business throughout the Territory and that the Business effectively may be engaged in from any location throughout the Territory; provided, however, that the restrictions contained in this Section 10 shall not restrict the Executive from owning not in excess of 2% of any class of capital stock or other ownership interests of any company engaged in the Business.

11.    Non-Solicitation.  The Executive agrees that during the period of the Executive’s employment, and for a period of 12 months following the effective date of the termination of the Executive’s employment for any reason, the Executive will not, either directly or indirectly, for the Executive or for any third party, except as otherwise agreed to in writing by the Board, solicit, induce, recruit, or cause any other person who is then employed by the Corporation to terminate his/her employment for the purpose of joining, associating, or becoming employed with any business or activity that is engaged in the casual dining restaurant industry, the family dining restaurant industry or any other segment of the restaurant industry in which the Corporation may become involved after the date hereof and prior to the date of any termination of employment.
12.    Remedies for Breach of Covenants of the Executive.
a.    The Corporation and the Executive specifically acknowledge and agree that the foregoing covenants of the Executive in Sections 8, 9, 10 and 11 are reasonable in content and scope and are given by the Executive for adequate consideration.  The Corporation and the Executive further acknowledge and agree that, if any court of competent jurisdiction or other appropriate authority shall disagree with the parties’ foregoing agreement as to reasonableness, then such court or other authority shall reform or otherwise construe the foregoing covenants as reason dictates.
b.    The covenants set forth in Sections 8, 9, 10 and 11 of this Agreement, as provided in Section 13 or 14, shall continue to be binding upon the Executive, notwithstanding the termination of the Executive’s employment with the Corporation for any reason whatsoever.  Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Corporation and the Executive.  The existence of any claim or cause of action by the Executive against the Corporation, unless predicated on this Agreement, shall not constitute a defense to the enforcement by the Corporation of any or all such covenants.  It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief and specific performance shall be available to prevent the breach or any threatened breach thereof.

c.    If the Executive breaches any of the covenants set forth in Sections 8, 9, 10 and 11 of this Agreement, the Executive shall reimburse the Corporation for any compensation received by the Executive from the Corporation under the Corporation’s annual incentive plan during the 12-month period preceding the breach.

13.    Termination.  This Agreement (other than Sections 8, 9, 10 and 11 as provided in Section 13 or 14, which shall survive any termination hereof for any reason) may be terminated prior to the expiration of the Term as follows:
a.    The Corporation may terminate this Agreement and the Executive’s employment hereunder at any time, with or without Cause, upon written notice to the Executive.  The Executive may terminate this Agreement and the Executive’s employment hereunder, at any time, with or without Good Reason.
b.    In the event of termination by the Corporation without Cause or by the Executive for Good Reason, which shall not include a termination due to the Executive’s death or Disability or a termination upon the expiration of the Term, (i) the effective date thereof shall be stated in a written notice from the Board or the Executive, as the case may be, to the other party, which in the case of a termination for Good Reason shall not be earlier than 30 days from the date such written notice is delivered; provided that in lieu of all or a portion of such a 30-day notice period the Corporation may elect, in its sole discretion, to pay the Executive the additional Base Salary the Executive otherwise would have received during such notice period or portion thereof, and (ii) the Executive shall be entitled to receive (1) within 10 business days following the effective date of such termination (or at such later time as required pursuant to the terms of an applicable deferral election) the payment of that portion of the Executive’s Base Salary accrued through the date of termination to the extent not previously paid, any annual bonus earned during the prior fiscal year but not yet paid to the Executive, any incurred but unreimbursed expenses owed to the Executive in accordance with the Corporation’s policy or this Agreement, and any accrued but unused vacation pay owed to the Executive in accordance with the Corporation’s policy (the “Accrued Obligations”) and (2) all amounts arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Other Benefits”). In addition, subject to the Executive’s entering into and not revoking the General Release (the “Release”) set forth in Exhibit C attached hereto within 30 days after the effective date of termination (i) the Executive shall be entitled to receive all Severance Payments under Section 13(g), (ii) (a) in the event that such termination is on or prior to September 12, 2019, the Time-Based RSUs (as defined in Exhibit B) shall vest on the day immediately preceding the effective date of termination as to the total number of Time-Based RSUs granted multiplied by the ratio of the number of days the Executive remained continuously employed by the Corporation divided by 731 days and (b) in the event that such termination is after September 12, 2019, the Time-Based RSUs shall vest on the day immediately preceding the effective date of termination as to the total number of Time-Based RSUs; and (iii) (a) in the event that such termination is on or prior to September 12, 2019, the Performance-Based RSUs (as defined in Exhibit B) and Performance-Based Options (as defined in Exhibit B) will vest on the day immediately preceding the effective date of termination as to the portion of the Performance-Based RSUs and Performance-Based Options for which the Performance Criteria (as defined in Exhibit B) have been satisfied, as measured in accordance with Exhibit B, as of the day immediately preceding the effective date of termination multiplied by the ratio of the number of days the Executive remained continuously employed by the Corporation during the Term divided by 731 days and (b) in the event that such termination is after September 12, 2019, the continued employment conditions applicable to the Performance-Based RSUs and Performance-Based Options will be waived and the Performance-Based RSUs and Performance-Based Options will continue to remain outstanding and continue to vest with respect to the Performance Criteria as if the Executive remained employed by the Corporation through the last day of the Term. Any Incentive Equity Award that vests pursuant to the preceding sentence shall be settled in accordance with the terms of the underlying award agreements. Any equity awards that do not vest, or do not continue to vest, pursuant to the preceding sentence shall be forfeited in their entirety. The Severance Payment under Section 13(g)(i) shall be made to the Executive within 30 days after the effective date of termination; provided that if such 30-day period straddles two consecutive calendar years, payment shall be made in the second of such years.
c. The Executive’s employment shall terminate automatically upon the Executive’s death. Upon the Disability of the Executive, the Corporation may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to perform, with or without reasonable accommodation, the essential functions of his or her position. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his or her position hereunder for a period of 180 consecutive days (or 180 days within any period of 12 consecutive months) due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Corporation or its insurers and a physician selected by the Executive; provided, however, if the opinion of the Corporation’s physician and the Executive’s physician conflict, the Corporation’s physician and the Executive’s physician shall together agree upon a third physician, whose opinion shall be binding. In the event the Executive’s employment terminates due to death or Disability, the Corporation shall pay to the Executive (i) the Accrued Obligations, (ii) the Other Benefits and (iii) an amount equal to the annual bonus payout for the Executive for such fiscal year based on actual Corporation performance for such fiscal year, prorated pursuant to the terms of the Corporation’s annual bonus plan and payable at the time the annual bonus would have been paid to the Executive had he or she remained employed through the end of such fiscal year. In addition, (i) the Time-Based RSUs shall immediately vest; (2) the Performance-Based RSUs and Performance-Based Options shall vest as to the greater of: (A) the portion of the Performance-Based RSUs and Performance-Based Options for which the Performance Criteria have been satisfied, as measured in accordance with Exhibit B, as of the Disability Effective Date or the date of death, and (B) 87,500 of the Performance-Based RSUs and 175,000 of the Performance-Based Options. Any Incentive Equity Award that vests pursuant to the preceding sentence shall be settled in accordance with the terms of the underlying award agreements.
d. In the event of termination by the Corporation with Cause, the Executive shall be entitled to receive only the Accrued Obligations and Other Benefits.
e. The following shall constitute “Cause”:

(i)  The willful failure by the Executive to substantially perform the Executive’s duties with the Corporation (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties; or

(ii)  The Executive’s willful misconduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise; or

(iii) The Executive’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Executive’s duties; or

(iv)  The Executive’s conviction or plea of no contest to a felony or a crime of moral turpitude.

For purposes of this subsection e., no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without the reasonable belief that the Executive’s action or omission was in the best interest of the Corporation.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the non-employee members of the Board at a meeting of such members (after reasonable notice to the Executive and an opportunity for the Executive together with the Executive’s counsel, to be heard before such members of the Board), finding that the Executive has engaged in the conduct set forth above in this subsection e. and specifying the particulars thereof in detail.

f.    The Executive shall have “Good Reason” to effect a termination in the event that the Corporation (i) breaches its obligations to pay any salary, benefit or bonus due hereunder or otherwise materially breaches a material term of the Agreement, (ii) assigns to the Executive any duties inconsistent with the Executive’s position with the Corporation or significantly and adversely alters the nature or status of the Executive’s responsibilities, authority or the conditions of the Executive’s employment (or requires Executive to report to any person other than the Board), (iii) reduces the Executive’s Base Salary and/or annual target bonus opportunity, or (iv) requires the Executive’s employment to be based anywhere other than the Corporation’s principal executive offices without his consent (provided that the principal executive offices are not more than twenty-five (25) miles from the location of the Corporation’s principal executive offices on the date hereof), and except for required travel on the Corporation’s business; and in the event of any of (i), (ii), (iii) and (iv), the Executive has given written notice to the Board as to the details of the basis for such Good Reason within 30 days following the date on which the Executive alleges the event giving rise to such Good Reason occurred, the Corporation has failed to provide a reasonable cure within 30 days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 180 days after the initial existence of the facts or circumstances constituting Good Reason.  In the event of a termination by the Executive with Good Reason, the Executive will be entitled to all Severance Payments under Section 13(g).
g.    The “Severance Payments” consist of the following and, subject to subsection h. of Section 20, shall be paid as follows:  (i) an amount, in one lump sum, equal to two times the sum of (A) the Executive’s annual Base Salary, at the then current effective annual rate, plus (B) the greater of (x) the average of the Executive’s actual bonus payable over the preceding three fiscal years or, if fewer, the number of complete fiscal years during which the Executive was employed by the Corporation and (y) the Executive’s target bonus for the then current fiscal year; (ii) an amount equal to the annual bonus payout for the Executive for such fiscal year based on actual Corporation performance for such fiscal year, prorated pursuant to the terms of the Corporation’s annual bonus plan and payable at the time the annual bonus would have been paid to the Executive had he remained employed through the end of such fiscal year; and (iii) the payment by the Corporation of premiums on behalf of the Executive, for COBRA coverage substantially similar to that provided under the Corporation’s health plan and for coverage under the Corporation’s life insurance plan, in each case at the same cost to the Executive as was effective immediately prior to termination, and for so long as the Executive elects to continue such coverage up to an 18-month period.  To the extent that the Executive becomes covered under a health or life insurance plan maintained by a subsequent employer, the Executive shall cease to be covered under the same type of plan maintained by the Corporation.  The Executive agrees to notify the Corporation within 30 days after similar health or life benefits become available to the Executive from a subsequent employer.
h.    In the event of any termination of the Executive other than by the Executive for Good Reason, by the Corporation without Cause or due to the Executive’s death or Disability, the Executive shall be entitled only to the Accrued Obligations and Other Benefits. In the event of any termination of the Executive, all amounts owed by the Executive to the Corporation for any reasons whatsoever will become immediately due and payable and the Corporation will transfer to the Executive any life insurance policy maintained by the Corporation for the Executive’s benefit.
i.    In the event of any termination of the Executive by the Executive for Good Reason or by the Corporation without Cause, the Corporation shall provide standard outplacement services at the expense of the Corporation, but not to exceed in total an amount equal to $10,000, from an outplacement firm selected by the Corporation. In order to receive outplacement services, the Executive must begin utilizing the services within 90 days of his or her date of termination and complete the use of the services within one year of his or her date of termination.
14.    Change in Control and Termination Thereafter.  If within 24 months following a Change in Control, as defined below, the employment of the Executive is terminated by the Corporation without Cause or by the Executive for Good Reason, which shall not include a termination due to the Executive’s death or Disability, then the provisions of Section 13 shall not apply and the following shall apply:
a.    The Executive shall be entitled to receive all Accrued Obligations and Other Benefits. In addition, subject to subsection h. of Section 20 and subject to the Executive’s entering into and not revoking the Release within 30 days after the effective date of termination, the Executive shall receive a lump sum payment equal to three times the sum of (i) the Executive’s Base Salary in effect immediately prior to the Change in Control, plus (ii) the greater of (x) the average of the Executive’s actual bonus payable over the preceding three fiscal years or, if fewer, the number of complete fiscal years during which the Executive was employed by the Corporation and (y) the Executive’s target bonus for the then current fiscal year. The payment described in this subsection a. shall be made to the Executive within 30 days after the effective date of termination; provided that if such 30-day period straddles two consecutive calendar years, payment shall be made in the second of such years.
b.    The Corporation shall pay premiums on behalf of the Executive, for COBRA coverage substantially similar to that provided under the Corporation’s health insurance plan and for coverage under the Corporation’s life insurance plan, in each case at the same cost to the Executive as was effective immediately prior to termination, and for so long as the Executive elects to continue such coverage up to an 18-month period.  To the extent that the Executive becomes covered under a health or life insurance plan maintained by a subsequent employer, the Executive shall cease to be covered under the same type of plan maintained by the Corporation.  The Executive agrees to notify the Corporation within 30 days after similar health or life benefits become available to the Executive from a subsequent employer.
c.    The Executive shall be entitled to vest in all of the Incentive Equity Award on the day immediately preceding the effective date of termination and any Incentive Equity Award that vests pursuant to the preceding sentence shall be settled in accordance with the terms of the underlying award agreements.
d.    The Executive shall be bound by the non-compete provisions of Section 10, the non-solicitation provisions of Section 11 which shall remain in full force and effect for a period of 24 months following the effective date of the Executive’s termination, and to the Confidentiality/Trade Secrets and Discoveries covenants of Sections 8 and 9.
e.    If the Executive dies after signing the Release and prior to receiving Severance Payments to which he or she is entitled pursuant to this Agreement, payment shall be made to the beneficiary designated by the Executive to the Corporation or, in the event of no designation of beneficiary, then to the estate of the deceased Executive.
15.    Definition of Change in Control.  A “Change in Control” shall be deemed to have occurred if:
a.    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation; any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation; or any Corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock of the Corporation) is or becomes after the Effective Date the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person any securities acquired directly from the Corporation or its affiliates) representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; or
b.    during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in subsections a., c. or d. of this Section 15) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or
c.    the consummation of a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities; or
d.    the consummation of the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets or stockholders of the Corporation approve a plan of complete liquidation of the Corporation;
provided, that with respect to any non-qualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in subsection a., b., c. or d. also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.
16.    Parachute Payment Matters.
Notwithstanding any other provision of this Agreement, if by reason of Section 280G of the Code any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with the Corporation or an Affiliate (as defined below) (collectively with the Contract Payments, “Total Payments”)) would not be deductible (in whole or part) by the Corporation, an Affiliate or other person making such payment or providing such benefit, then the Contract Payments shall be reduced and, if Contract Payments are reduced to zero, other Total Payments shall be reduced (in the reverse order in which they are due to be paid) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code, provided, however, that no such reduction shall be made unless the net after-tax benefit received by the Executive after such reduction would exceed the net after-tax benefit received by the Executive if no such reduction was made.  The foregoing determination and all determinations under this Section 16 shall be made by the Accountants (as defined below).  For purposes of this Section 16, “net after-tax benefit” shall mean (i) the Total Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of any Contract Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Contract Payments (and, thereafter, other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants;  and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of this Section 16, the term “Affiliate” means the Corporation’s successors, any Person whose actions result in a Change in Control or any company affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Corporation within the meaning of Section 1504 of the Code and “Accountants” shall mean an independent certified public accountant selected by the Company and the Executive prior to the Change in Control.  For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant’s determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code).  All fees and expenses of the Accountants shall be borne solely by the Corporation.
17.    Arbitration of Disputes.
a.    Any dispute or claim arising out of or relating to this Agreement, the terms and conditions of Executive’s employment, or any termination of the Executive’s employment, other than with respect to Sections 8 through 12, shall be settled by final and binding arbitration in a location mutually agreeable to the parties within the state of Virginia before a single arbitrator.  The arbitration shall be administered and conducted in accordance with the Commercial Arbitration rules of the American Arbitration Association (“AAA”) unless the AAA finds that other rules are required to be applied, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
b.    Except as provided by applicable law, the fees and expenses of the arbitration panel shall be shared equally by the Executive and the Corporation.
c.    Except as provided by applicable law, the prevailing party in any arbitration brought hereunder shall be entitled to an award of its costs (including expenses and attorneys’ fees), incurred in such arbitration.
d.            The arbitrator shall be empowered to consider pre-hearing dispositive motions and to limit discovery in a manner that is consistent with the cost-effectiveness and efficiency that arbitration is designed to promote, subject to applicable law.
18.    No Mitigation.  The Executive shall have no duty to attempt to mitigate the level of benefits payable by the Corporation to the Executive hereunder, by seeking other employment or otherwise.  To the extent that the Executive becomes covered under a health or life insurance plan maintained by a subsequent employer, the Corporation will discontinue the Executive’s coverage; otherwise, the Corporation shall not be entitled to set off against the amounts payable hereunder any amounts received by the Executive from any other source, including any subsequent employer.
19.    Notices.  Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested.  Mailed notices shall be addressed as follows:

a.	If to the Corporation:

DineEquity, Inc.
450 N. Brand Boulevard
Glendale, CA 91410
Attn: General Counsel

b.	If to the Executive:
Stephen P. Joyce 1165 Orlo Drive McLean, VA 22102
Either party may change its address for notice by giving notice in accordance with the terms of this Section 19.

20.    Indemnification. The Corporation will provide the Executive indemnification pursuant to terms at least as favorable as those provided to executive officers or directors of the Corporation.

21.    Legal Fees. The Corporation shall reimburse the Executive for all reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Agreement, up to a maximum of $20,000.
22.    General Provisions.
a.    Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Virginia, without regard to its conflict of laws provisions. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in Virginia, and agree that any claim which may be brought in a court of law or equity may be brought in any such Virginia court.
b.    Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance here from.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.
c.    Entire Agreement.  With the exception of the General Release of Claims (Exhibit C) executed as a condition to receiving certain separation benefits hereunder, and all equity award agreements, this Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof and all agreements, acknowledgments, designations and directions of the Executive made or given under any Corporation policy statement or benefit program.  No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.
d.    Binding Effect.  This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns.  This Agreement may not be assigned by the Executive, but may be assigned by the Corporation to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Corporation.
e.    Waiver.  No purported waiver of a breach or default will be valid unless specifically stated in writing by the waiving party. No such waiver waives any subsequent breach or default of the same or any other term in this Agreement.

f.    Titles.  Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.
g.    Counterparts.  This Agreement may be executed in any number of counterparts and by any electronic means, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
h.    Compliance with IRC Section 409A.   The following provisions shall apply to this Agreement with respect to Section 409A of the Code:
(i) The lump sum cash severance payments which are payable under clause (i) of subsection g. of Section 13 and subsection a. of Section 14. are intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half month period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4). For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(ii)  The payments and benefits to be provided to Executive pursuant to this Agreement are intended to comply with, or be exempt from, Section 409A and will be interpreted, administered and operated in a manner consistent with that intent. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Corporation shall, after consulting with the Executive, reform such provision to comply with Section 409A of the Code, provided that the Corporation agrees to maintain, to the maximum extent practicable, the original intent and economic benefit the Executive of the applicable provision without violating the provisions of Section 409A of the Code.

(iii)  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding any provision to the contrary in this subsection h., if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) or (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this subsection h. (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Delay Period and the Corporation shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

(iv) (a) Any amount that the Executive is entitled to be reimbursed for under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (b) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

i.Withholding. The Corporation may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulations.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date and year first above written.

THIS AGREEMENT CONTAINS AN ARBITRATION CLAUSE.

EXECUTIVE:	DineEquity, Inc.:

By: /s/ Stephen P. Joyce	By:	/s/ John B. Jakubek_______
Stephen P. Joyce	John B. Jakubek Senior Vice President, Human Resources

Exhibit A

Executive’s Authorities and Duties

Executive will serve as Chief Executive Officer, reporting directly to the Board of Directors of the Corporation, with duties, authorities and responsibilities commensurate with such title and office at the Corporation.

Exhibit B

Subject to the vesting conditions below, the Executive shall receive the Incentive Equity Award comprised of: (1) a one-time grant of 75,000 time-based restricted stock units (“Time-Based RSUs”); (2) a one-time grant of 350,000 performance-based stock options (“Performance-Based Options”); and (3) a one-time grant of 175,000 performance-based restricted stock units (“Performance-Based RSUs”). The Incentive Equity Award shall be subject to the terms and conditions of the Corporation’s equity and long-term incentive compensation plans and award agreements and the provisions of this Agreement.

Equity Award Component	Grant	Vesting Conditions
Time-Based RSUs*	75,000 on Start Date	The Time-Based RSUs shall cliff vest at the end of the Term if and only if the Executive remains continuously employed for the entirety of the Term.
Performance-Based Options	350,000 on Start Date
The vesting of the Performance-Based Options and Performance-Based RSUs shall be subject to both of the following vesting restrictions:
(1)    The number of Performance-Based Options and Performance-Based RSUs that shall be subject to vesting shall be determined in accordance with the following performance criteria (the “Performance Criteria”):
In order for each and any of the Performance Criteria to be considered satisfied, the closing stock price of the Corporation’s common stock must be at or above the Target Price for a period of 20 consecutive New York Stock Exchange Trading days beginning and ending during the Term.
(2)    The number of Performance-Based Options and Performance-Based RSUs, as determined in accordance with the above Performance Criteria, shall cliff vest at the end of the Term if and only if the Executive remains continuously employed for the entirety of the Term (“Time-Based Criteria”).
Except as set forth in the Agreement, the Executive shall forfeit all Performance-Based Options and Performance-Based RSUs if the Executive does not achieve any of the Performance Criteria set forth above prior to the end of the Term or if the Executive does not satisfy the Time-Based Criteria. Once a Performance Criteria has been achieved, the portion of the award for which the Performance Criteria has been achieved shall be subject only to the Time-Based Criteria.

Performance-Based RSUs*	175,000 on Start Date

* Dividend equivalent rights shall accrue on the Time-Based RSUs and Performance-Based RSUs and shall vest proportionately with the restricted stock units to which they relate. Each dividend equivalent right is the economic equivalent of one share, or a fraction thereof, of common stock of the Corporation that could be purchased with the payment of a regular cash dividend by the Corporation prior to the settlement of such Time-Based RSUs and Performance-Based RSUs.

Exhibit C

General Release

1.General Release by Executive.    In consideration of the benefits provided under Section 13 or 14, as applicable of the Employment Agreement by and between [Executive Name] (“Executive”)and DineEquity, Inc., a Delaware corporation (the “Employment Agreement”) , and subject to Section 2 below, Executive hereby releases and discharges forever the Corporation, and each of its divisions, affiliates and subsidiaries, and each of their present and former directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, parent corporations, subsidiaries, divisions, related and affiliated companies and entities, shareholders, members, representatives, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Executive Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever, including, but not limited to, any claims in law, equity, contract, tort, or any claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621, et seq.), the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act of 1974, or any other local ordinance or federal or state statute, regulation or constitution, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Executive or Executive’s successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this General Release (this “Release”), and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of: (a) Executive’s employment relationship with the Corporation and/or any of the Executive Released Parties and the termination of that relationship; (b) Executive’s relationship as a shareholder, optionholder or holder of any interest whatsoever in any of the Executive Released Parties; (c) Executive’s relationship with any of the Executive Released Parties as a member of any boards of directors; and (d) any other type of relationship (business or otherwise) between Executive and any of the Executive Released Parties.
2.    Exclusions from General Release.    Notwithstanding the generality of Section 1, Executive does not release the following claims and rights:

(a)	Executive’s rights under the Employment Agreement;

(b)	Executive’s rights as a shareholder in the Corporation or the holder of an outstanding equity compensation award;

(c)	any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(d)
claims to continued participation in certain of the Corporation’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

(e)	any rights vested prior to the date of Executive’s termination of employment to benefits under any Corporation-sponsored retirement or welfare benefit plan;

(f)
Executive’s rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, the Corporation’s articles, bylaws or other corporate governance documents, and/or to the protections of any director’ and officers’ liability policies of the Corporation or any of its affiliates; and

(g)	any other right that may not be released by private agreement.
(collectively, the “Executive Unreleased Claims”).

3.    Rights Under the ADEA.    Without limiting the scope of the foregoing release of Claims in any way, Executive certifies that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under ADEA. This release does not govern any rights or claims that might arise under the ADEA after the date this Release is signed by the parties. Executive acknowledges that: (a) the consideration provided pursuant to the Employment Agreement is in addition to any consideration that he would otherwise be entitled to receive; (b) he has been and is hereby advised in writing to consult with an attorney prior to signing this Release; (c) he has been provided a full and ample opportunity to review this Release, including a period of at least 21 days within which to consider it; (d) to the extent that Executive takes less than 21 days to consider this Release prior to execution, Executive acknowledges that he had sufficient time to consider this Release with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (e) Executive is aware of his right to revoke this Release at any time within the seven-day period following the date on which he executes the Release and that the Release shall not become effective or enforceable until the calendar day immediately following the expiration of the seven-day revocation period (the “Effective Date”). Executive further understands that he shall relinquish any right he has to the consideration specified in the Employment Agreement if he exercises his right to revoke it, other than the Accrued Obligations and Other Benefits, as defined in the Employment Agreement. Notice of revocation must be made in writing and must be received by the Senior Vice President, Human Resources of the Corporation, no later than 5:00 p.m. (Pacific Time) on the seventh calendar day immediately following the date on which Executive executes this Release.
4.    Covenant Not To Sue.    Executive represents and covenants that he has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action or cause of action against the Corporation or any of the Executive Released Parties. Except to the extent that such waiver is precluded by law, Executive further promises and agrees that he will not file, initiate, or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any Claim, demand, or cause of action released herein, nor shall Executive participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action or proceeding regarding any of the Executive Released Parties, whether before a court or administrative agency or otherwise, unless required to do so by law. The parties acknowledge that this Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that Executive acknowledges and agrees that any Claims by Executive, or brought on his behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.
5.    No Assignment.    Executive represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any Claim which he may have against the Executive Released Parties, or any of them.
6.    Indemnification of Executive Released Parties.    Executive agrees to indemnify and hold harmless the Executive Released Parties, and each of them, against any loss, claim, demand, damage, expenses, or any other liability whatsoever, including reasonable attorneys’ fees and costs resulting from: (a) any breach of this release by Executive or Executive’s successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder; or (c) any action or proceeding brought by Executive or Executive’s successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any Claims, demands, or causes of action released herein; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA, Title VII, or similar discrimination laws, and any right of the Release Parties to recover attorneys’ fees and/or expenses for such breach shall be governed by applicable law. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any of the Executive Released Parties under this indemnity.
7.    Non-Disparagement by Executive.    Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, or other verbal or non-verbal communications that clearly communicate an affirmative or negative response to a question or statement, that are or could be harmful to or reflect negatively on any of the Executive Released Parties and/or their businesses, or that are otherwise disparaging of any of the Executive Released Parties and/or their businesses, or any of their past or present or future officers, directors, employees, advisors, or agents in their capacity as such, or any of their policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. For avoidance of doubt, statements by Executive, which Executive reasonably and in good faith believes to be accurate and truthful, made to the Corporation, or its subsidiaries, affiliates or representatives pursuant to Executive's obligations under Section 9 hereof shall not be deemed a violation of this Section 7.
8.    Cooperation.    Executive agrees to cooperate fully with the Corporation and its subsidiaries and affiliates in transitioning his duties in response to reasonable requests for information about the business of the Corporation or its subsidiaries or affiliates or Executive’s involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Corporation or its subsidiaries or affiliates which relate to event or occurrences that transpired while Executive was employed by the Corporation; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Corporation. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Corporation and/or its counsel at reasonable times and locations reasonably agreeable to the Executive, executing accurate and truthful documents, appearing at the Corporation’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by of the Corporation and/or its counsel to effectuate the foregoing. In requesting such services, the Corporation will consider other commitments that Executive may have at the time of the request, and Executive’s availability and obligations under this Section shall in all instances reasonably be subject to Executive’s other commitments; provided that Executive shall not be required to perform any such actions to the extent performance would reasonably be expected to materially interfere with subsequent employment of the Executive. The Corporation agrees to reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section for which Executive has obtained prior, written approval from the Corporation, and the Corporation shall pay Executive $500.00 per hour for any services performed by Executive at the request of the Corporation pursuant to this Section 8.
9.    Truthful Testimony; Notice of Request for Testimony.    Nothing in this Release is intended to or shall preclude either party from providing testimony that such party reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive shall notify the Corporation in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least 10 days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Corporation a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this Release shall be construed or applied so as to limit any person from providing candid statements that such party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.
10.    Permitted Communications. Notwithstanding anything in this Release to the contrary, nothing in this Release or the Employment Agreement prohibits Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to the Corporation), or from responding if properly subpoenaed or otherwise required to do so under applicable law. In addition, nothing in this Release or the Employment Agreement limits Executive’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to Executive).
DATE                        EXECUTIVE

__________________            ____________________________

Schedule A

•	Hospitality Investors Trust, Inc.

•	The Real Estate Roundtable

•	Autism Learning Center

•	Round House Theatre

•	ServiceSource Foundation